Exhibit 99.1

Pier 1 Imports, Inc. Reports Fiscal 2015 Third Quarter Results

FORT WORTH, Texas--(BUSINESS WIRE)--December 18, 2014--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the third quarter ended November 29, 2014.

Third Quarter Fiscal 2015 Highlights

  Total sales up 4.1% versus last year’s increase of 9.6%
  Company comparable sales growth of 2.5% (3% on a constant currency basis)
  E-Commerce sales represented 12% of total sales
  Gross profit of 42.3% of sales
  Net income of $17.9 million; EBITDA of $44.3 million
  Fully diluted earnings per share of $0.20

“Our ambitious omni-channel transformation continues to progress well,” said Alex W. Smith, President and Chief Executive Officer. E-Commerce sales have grown three-fold over last year, reaching 12% of total sales in the third quarter. Notably, over 60% of our e-Commerce transactions touched the stores during the period. Importantly, this quarter saw a return to a more balanced mix of full and promotional pricing. We are confident that the value proposition created by our exclusive and unique product remains strong, and our refined promotional strategy -- which benefited this period -- will contribute to gradual improvement in our gross margin rate over the coming quarters. We have in our stores and online business two mutually supportive and interdependent vehicles to drive long-term, profitable growth.”

“We remain focused on consistent cash generation and a balanced capital allocation strategy, which is enabling us to return capital to shareholders by way of share repurchases and an ongoing dividend, while also investing decisively in our ‘1 Pier 1’ vision.”

Mr. Smith concluded, “We had a solid start to our fourth quarter, marked by a successful five-day event surrounding Thanksgiving. We’re pleased about how well the business is positioned this season, with an inspiring merchandise assortment and multiple ways to shop Pier 1 Imports.”

Third Quarter Fiscal 2015 Results

For the third quarter ended November 29, 2014, the Company reported net income of $17.9 million, or $0.20 per share, compared to last year’s third quarter net income of $26.8 million, or $0.26 per share. Total sales for the third quarter were $484.5 million, a 4.1% increase versus $465.5 million in the year-ago quarter. Company comparable sales increased 2.5% (3% on a constant currency basis after adjusting for a 50 basis point impact attributable to the year-over-year devaluation of the Canadian Dollar) and reflect increases in brand traffic, conversion and average ticket.

Gross profit for the third quarter of fiscal 2015 was $204.9 million compared to $202.2 million for the same period last year. As a percentage of sales, gross profit was 42.3%, compared to 43.4% in the third quarter of fiscal 2014. The decline of 110 basis points was in line with management’s expectations and principally reflects a higher mix of e-Commerce sales, including fulfillment costs, partially offset by leverage of store occupancy costs.

Third quarter selling, general and administrative expenses were $160.8 million, or 33.2% of sales, compared to $149.2 million, or 32.1% of sales in the third quarter of last year. The planned, year-over-year increases in both dollars and as a percent of sales are attributable to incremental marketing expense and additional headcount and related costs in support of ‘1 Pier 1’.

Third quarter EBITDA (earnings before interest, taxes, depreciation and amortization) was $44.3 million compared to $53.4 million in the third quarter of last year. Operating income for the third quarter was $31.8 million compared to $43.1 million in the third quarter of fiscal 2014.

Net interest expense for the third quarter was $2.8 million, compared to $0.1 million of interest income during the same period last year. The increase is primarily attributable to the Company’s $200 million term loan, which closed in the first quarter of fiscal 2015.

Balance Sheet and Share Repurchase Program

As of November 29, 2014, the Company remained in strong financial condition with $33.0 million of cash and cash equivalents and $12.0 million of cash borrowings under its $350 million asset-based revolving credit facility. Inventory totaled $535.5 million, an increase of 25% compared to $429.1 million in the year ago period, which reflects a combination of factors – primarily a year-over-year increase in merchandise in-transit due to earlier deliveries in advance of the Chinese New Year, merchandise related to the planned increase in online-only and Express Request assortments, and additional inventory to support higher sales. Capital expenditures totaled $18.9 million for the quarter and were relatively evenly divided between store, distribution, and information technology investments.

The Company repurchased 1,781,900 shares of its common stock during the third quarter at an average cost of $13.06 per share and a total cost of approximately $23.3 million. Subsequent to the end of the third quarter, the Company has repurchased an additional 371,400 shares of common stock at a cost of $5.1 million. To date, the Company has repurchased 5,136,500 shares of common stock under its April 2014 $200 million share repurchase program at a total cost of approximately $76.8 million and $123.2 million remains available for future repurchases under the program.

Declaration of Quarterly Cash Dividend

The Company announced that its Board of Directors declared a $0.06 per share quarterly cash dividend on the Company’s outstanding shares of common stock. The $0.06 per share quarterly cash dividend will be paid on February 4, 2015 to shareholders of record on January 21, 2015. As of December 17, 2014, approximately 90.0 million shares of the Company’s common stock were outstanding.

Fiscal 2015 Financial Guidance

The Company reiterated its financial guidance for fiscal year 2015:

  Company comparable sales growth, which includes e-Commerce, in the mid- to high-single digits;
  Gross profit, as a percentage of sales, of 40.5% to 41.5%;
  Selling, general and administrative expenses relatively flat, as a percentage of sales, compared to fiscal 2014;
  EBITDA, as a percentage of sales, of approximately 11%;
  Net interest expense of approximately $10 million; and
  Earnings per diluted share in the range of $0.95 to $1.05.

Third Quarter Conference Call Information and December Sales Release

The Company will host a live conference call to discuss fiscal 2015 third quarter financial results at 3:30 p.m. Central Time today, December 18, 2014. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through the “Investor Relations” page to the “Events” page, or you can listen to the conference call by dialing 1-800- 498-7872, or if international, 1-706-643-0435. The conference ID number is 88750368.

A replay will be available today after 6:30 p.m. Central Time for a 24-hour period and can be accessed by dialing 1-855-859-2056, or if international, 1-404-537-3406, using conference ID number 88750368.

The Company will announce fiscal 2015 December sales on January 8, 2015.

Financial Disclosure Advisory

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). This press release references a non-GAAP financial measure, EBITDA.

EBITDA represents earnings before interest, taxes, depreciation and amortization. Management believes EBITDA is a meaningful indicator of the Company’s performance that provides useful information to investors regarding its financial condition and results of operations. Management uses EBITDA, together with financial measures prepared in accordance with GAAP, to assess the Company’s operating performance, to enhance its understanding of core operating performance and to compare the Company’s operating performance to other retailers. This non-GAAP financial measure should not be considered in isolation or used as an alternative to GAAP financial measures and does not purport to be an alternative to net income as a measure of operating performance. A reconciliation of net income to EBITDA is shown below for the periods indicated (in millions).

		Three Months Ended		Nine Months Ended

		November 29, 2014	November 30, 2013	November 29, 2014	November 30, 2013

Net Income (GAAP)		$17.9	$26.8	$42.1	$64.9
Add Back:	Income Tax Provision	11.1	16.4	25.7	39.8
	Interest Expense (Income), net	3.0	0.3	6.9	1.3
	Depreciation and Amortization	12.3	9.9	34.0	28.5
EBITDA (non-GAAP)		$44.3	$53.4	$108.8	$134.5

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K and other filings. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of home décor and furniture. Information about the Company is available on www.pier1.com.

(Financials Attached)

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	November 29,	% of	November 30,	% of
	2014	Sales	2013	Sales

Net sales	$484,501	100.0%	$465,462	100.0%

Cost of sales	279,588	57.7%	263,232	56.6%

Gross Profit	204,913	42.3%	202,230	43.4%

Selling, general and administrative expenses	160,820	33.2%	149,217	32.1%
Depreciation and amortization	12,323	2.5%	9,919	2.0%

Operating income	31,770	6.6%	43,094	9.3%

Nonoperating (income) and expenses:
Interest, investment income and other	(254)		(592)
Interest expense	3,054		528
	2,800	0.6%	(64)	0.0%

Income before income taxes	28,970	6.0%	43,158	9.3%
Income tax provision	11,110	2.3%	16,400	3.6%

Net income	$17,860	3.7%	$26,758	5.7%

Earnings per share:
Basic	$0.20		$0.26

Diluted	$0.20		$0.26

Dividends declared per share:	$0.06		$0.05

Average shares outstanding during period:
Basic	89,741		103,319

Diluted	90,635		104,716

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Nine Months Ended
	November 29,	% of	November 30,	% of
	2014	Sales	2013	Sales

Net sales	$ 1,322,182	100.0%	$ 1,255,957	100.0%

Cost of sales	786,918	59.5%	724,830	57.7%

Gross Profit	535,264	40.5%	531,127	42.3%

Selling, general and administrative expenses	427,103	32.3%	397,296	31.6%
Depreciation and amortization	34,032	2.6%	28,461	2.3%

Operating income	74,129	5.6%	105,370	8.4%

Nonoperating (income) and expenses:
Interest, investment income and other	(891)		(1,216)
Interest expense	7,216		1,846
	6,325	0.5%	630	0.1%

Income before income taxes	67,804	5.1%	104,740	8.3%
Income tax provision	25,731	1.9%	39,801	3.1%

Net income	$ 42,073	3.2%	$ 64,939	5.2%

Earnings per share:
Basic	$ 0.46		$ 0.62

Diluted	$ 0.45		$ 0.61

Dividends declared per share:	$ 0.18		$ 0.15

Average shares outstanding during period:
Basic	91,967		105,018

Diluted	93,030		106,942

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	November 29,	March 1,	November 30,
	2014	2014	2013
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments of $26,737, $121,446 and $120,222, respectively	$33,044	$126,695	$128,205
Accounts receivable, net	45,002	24,614	36,557
Inventories	535,532	377,650	429,069
Prepaid expenses and other current assets	53,183	47,547	51,625
Total current assets	666,761	576,506	645,456

Properties, net of accumulated depreciation of $448,357, $424,246 and $418,167, respectively	208,722	183,352	176,816
Other noncurrent assets	45,900	43,765	50,043
	$921,383	$803,623	$872,315

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Notes payable	$12,000	$-	$-
Accounts payable	119,336	84,238	105,143
Gift cards and other deferred revenue	61,284	57,428	55,490
Accrued income taxes payable	6,242	14,025	18,020
Current portion of long-term debt	2,000	-	-
Other accrued liabilities	121,143	110,278	114,455
Total current liabilities	322,005	265,969	293,108

Long-term debt	205,173	9,500	9,500
Other noncurrent liabilities	77,106	78,722	70,717

Shareholders' equity:
Common stock, $0.001 par, 500,000,000 shares authorized, 125,232,000 issued	125	125	125
Paid-in capital	219,828	235,637	231,316
Retained earnings	685,769	660,040	623,512
Cumulative other comprehensive loss	(6,107)	(6,114)	(4,883)
Less -- 34,833,000, 26,517,000 and 21,956,000 common shares in treasury, at cost, respectively	(582,516)	(440,256)	(351,080)
	317,099	449,432	498,990
	$921,383	$803,623	$872,315

Pier 1 Imports, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Nine Months Ended
	November 29,	November 30,
	2014	2013

Cash flows from operating activities:
Net income	$42,073	$64,939
Adjustments to reconcile to net cash (used in) provided by operating activities:
Depreciation and amortization	39,458	33,598
Stock-based compensation expense	5,870	10,267
Deferred compensation	4,416	5,372
Deferred income taxes	2,370	1,774
Amortization of deferred gains	(2,681)	(2,286)
Other	(2,819)	(1,496)
Changes in cash from:
Inventories	(157,882)	(73,016)
Proprietary credit card receivables	(6,934)	(7,441)
Prepaid expenses and other assets	(24,845)	(14,829)
Accounts payable and accrued expenses	60,084	51,671
Accrued income taxes payable, net of payments	(5,319)	(7,391)
Net cash (used in) provided by operating activities	(46,209)	61,162

Cash flows from investing activities:
Capital expenditures	(61,531)	(60,590)
Proceeds from disposition of properties	37	11,055
Proceeds from sale of restricted investments	1,232	507
Purchase of restricted investments	(2,314)	(2,566)
Net cash used in investing activities	(62,576)	(51,594)

Cash flows from financing activities:
Cash dividends	(16,344)	(15,633)
Purchases of treasury stock	(178,289)	(114,025)
Stock options exercised,
stock purchase plan and other, net	3,888	17,888
Issuance of long-term debt, net of discount	198,000	-
Repayments of long-term debt	(500)	-
Debt issuance costs	(3,621)	(1,149)
Borrowing of notes payable	60,000	-
Repayments of notes payable	(48,000)	-
Net cash provided by (used in) financing activities	15,134	(112,919)

Change in cash and cash equivalents	(93,651)	(103,351)

Cash and cash equivalents at beginning of period	126,695	231,556

Cash and cash equivalents at end of period	$33,044	$128,205

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400